Exhibit 2.11

Escrow Agreement

(Hereinafter - the “Agreement”) is made on 16th of February, 2007 in Tel Aviv

Between

Z.A.G. Trust Company Ltd. an entity duly authorized and validly exists under the laws of Israel having its principal place of business at 41-45 Rothschild Street, Tel Aviv 65784, Israel. (Hereinafter - the “Escrow Agent”)

Of the First Part

And

Barun Electronics Co., Ltd, an entity duly authorized and validly exists under the laws of Korea having its principal place of business at #634-1, Tongsam-Ri, Namsa-Myun, Cheoin-Gu Yongin-Si, Kyunggi-Do, Korea (Hereinafter - the “Seller”)

Of the Second Part

And

On Track Innovations Ltd, an entity duly authorized and validly exists under the laws of Israel having its principal place of business at Z.H.R. Industrial Zone, P.O. Box 32 Rosh Pina, 12000, Israel (Hereinafter - the “Buyer”)

Of the Third Part

Escrow Agent, Seller and Buyer shall be referred to herein severally as a “Party” and jointly as the “Parties”)

WHEREAS

the Buyer and the Seller have entered on February 16th, 2007 into a Business Line Purchase Agreement (“BLPA”) subject to which the Seller had received an aggregate amount of 480,000 restricted ordinary shares of the Buyer, nominal value 0.1 NIS each (the “Shares”); and

WHEREAS

the Seller and the Buyer had entered on February 16th, 2007 into a Lock Up Agreement, attached as Schedule A to the BLPA (“Lock-Up Agreement”) subject to which the Shares are locked pursuant to the terms set forth in the Lock-Up Agreement; and

WHEREAS

Annex B of the BLPA (Consideration and Payment Terms) had defined an escrow mechanism to be executed by the Buyer and the Seller for selling the Shares in accordance with the terms and conditions of the BLPA and the Lock-Up Agreement; and

WHEREAS

the Seller requests the Escrow Agent that it shall act in trust with respect to the Shares and hold the Shares in trust for him in accordance with the terms and conditions of this Agreement; and hereinafter

WHEREAS	the Escrow Agent agrees to the above;

THEREFORE, the Parties to this agreement (“Agreement”) agree as follows:

1.

The Seller and the Buyer agreed that the Buyer will transfer 480,000 Shares, which are not yet registered for trading, all which the Buyer is entitled to issue to third parties under and subject to applicable regulations of the US Securities Act of 1933, to be held by the Escrow Agent in escrow for the benefit of the Seller (the “Escrow Shares”) subject to the terms of this Agreement.

2.

The Buyer shall notify the Escrow Agent in writing and shall send a copy of such notice to the Seller immediately when a registration statement with respect to the Escrow Shares has become effective. Upon receipt of such notice, the Escrow Agent will transfer the share certificates representing the Escrow Shares to the Seller and/or another broker who may sell the Escrow Shares in accordance with the Seller’s instructions as specified below, provided, however, that the lock up undertaking (specified bellow) was fulfilled.

3.

The Shares issued under this Agreement shall be issued to and in the name of the Seller and shall be held by the Escrow Agent, in order to ensure that the Seller fulfils all of its lock up undertaking as follows:

3.1

One hundred and twenty six thousand (126,000) of the Shares shall be released from the lock up upon presentation by the Seller to the Escrow Agent of a confirmation, duly signed by the Buyer’s authorized officer (as defined below), confirming the arrival, to the Buyer’s Factory, of all the machinery, supporting equipment, spare parts and jigs listed in Clause 1 and 2 of Annex C of the BLPA (hereinafter “Arrival Confirmation”). The form of the Arrival Confirmation is attached as Schedule D of the BLPA; and

3.2

Each of the twelve (12) instalments of fifteen thousand seven hundred and fifty (15,750) Shares of the Buyer shall be released from the lock up on the 1st day of each calendar month commencing the date of the Arrival Confirmation; and

3.3

Each of the twelve (12) instalments of thirteen thousand seven hundred and fifty (13,750) Shares of the Buyer shall be released from the lock up on the 1st day of each calendar month commencing the end of a twelve (12) months period from the date of the Arrival Confirmation.

4.

THE ESCROW AGENT AND/OR THE SELLER WILL NOT VOTE THE SHARES IN ANY MANNER WHATSOEVER AS LONG AS THE SHARES ARE HELD BY THE ESCROW AGENT AND/OR THE SELLER, HOWOEVER, IN ORDER TO INSURE THAT THE SELLER WILL NOT VOTE THE SHARES IN ANY MANNER WHATSOEVER THE SELLER SHALL SIGN, AS AN INTEGRAL PART OF THE BLPA, A PROXY. BOTH THE ESCROW AGENT AND/OR THE SELLER HEREBY WAIVE ANY RIGHT TO RECEIVE NOTICES OF SHAREHOLDERS MEETINGS.

5.

All responsibilities and obligations of the Escrow Agent under the terms of this Agreement shall terminate at such time as all of the share certificates representing the Escrow Shares were transferred to the Seller. Such termination of the Escrow Agent’s responsibilities and obligations shall not prejudice in any way or manner Escrow Agent’s rights and obligations hereunder.

6.

Escrow Agent may (without checking the authority of such signature) rely on and shall be protected in acting or refraining from acting in accordance with any written notice, instruction or request furnished to Escrow Agent by the Buyer and the Seller if signed on behalf of the Buyer by any of the officers whose names and specimen signatures are set out on Exhibit 1 to this Agreement under the heading “Buyer’s Signatories” and on behalf of the Seller by any of the persons whose names and specimen signatures are set out on the annexure to this Agreement under the heading “Seller’s Signatories”, and it shall not be necessary for Escrow Agent to enquire into the authority of any such signatory.

7.

This Agreement may be modified or amended only with the prior written consent of the Buyer and the Seller which modification or amendment shall take effect accordingly unless the effect of such modification or amendment is to impose upon Escrow Agent any duty, obligation or liability (whether actual or prospective) to which Escrow Agent would not otherwise be subject, in which case such modification or amendment shall also require the Escrow Agent’s consent. The Buyer and the Seller may remove the Escrow Agent as Escrow Agent at any time upon 30 days’ prior written notice to the Escrow Agent signed by them jointly. If Escrow Agent resigns or removed, the Escrow Agent’s only duty, until a successor Escrow Agent shall have been appointed and shall have accepted such appointment, shall be to hold Escrow Shares in accordance with the provisions of this Agreement.

8.

Any notice required to be given by Escrow Agent shall be in writing and effective when delivered by messenger, or sent by registered or certified mail, or facsimile transmission, to the Buyer or Seller (as appropriate) at its address for service as specified in the Agreements or such other address as such person may have furnished to Escrow Agent and to the other party in writing. Any notice sent or delivered other than by registered or certified mail shall also be sent by registered or certified mail.

9.

The Escrow Agent respective fees as Escrow Agent shall be 2,000 USD in total under to this Agreement plus disbursements including (without limitation) all bank charges and VAT (if applicable). Escrow Agent shall bill the Buyer and the Seller directly (in equal parts) for the fees and expenses chargeable to it. In case Escrow Agent shall be a party to any court or arbitration proceedings in connection with this Agreement (including in the case when Escrow Agent initiated such proceedings), each of the Seller and Buyer shall reimburse Escrow Agent for half of all Escrow Agent’s legal expenses, except if Escrow Agent has acted in gross negligence or in bad faith. It is hereby clarified that in such case Escrow Agent shall be entitled to nominate Zysman, Aharoni, Gayer & Adi Kaplan, Law Offices to act as Escrow Agent’s own counsel, based on an agreed commission’s rate.

10.

Escrow Agent shall not be liable for any action taken or omitted by Escrow Agent in good faith and the Seller and the Buyer jointly and severally undertake to indemnify Escrow Agent and keep Escrow Agent fully and effectively indemnified on demand against any loss, damage, cost, expense or liability whatsoever suffered or incurred by Escrow Agent as a result of Escrow Agent carrying out the functions under the terms of this Agreement, except in so far as the same results from the Escrow Agent own gross negligence or bad faith.

11.

Each of the Seller and the Buyer warrant to and agree with the Escrow Agent that to the best of their knowledge, unless otherwise expressly set forth in this Agreement, (i) there is no security interest in the Escrow Shares or any part thereof and (ii) the Escrow Agent shall have no responsibility at any time to ascertain whether any security interest exists in the Escrow Shares or any part thereof.

12.

The Buyer and the Seller will provide the Escrow Agent from time to time such information as Escrow Agent or either of Escrow Agent may reasonably require in connection with the arrangements the subject of this Agreement.

13.

If any instructions from the Seller and the Buyer are, in the reasonable opinion of either of the Escrow Agent, manifestly wrong or unclear then Escrow Agent may withhold making action with respect to the Escrow Shares (but the Escrow Agent will immediately notify the relevant person in writing that the Escrow Agent have done so and the reason for so doing) and, in such circumstances, the Escrow Agent shall have no liability to the Seller or the Buyer by virtue of so doing.

14.

Buyer shall be liable for fulfilling any and all demands under the Capital Laundering Prohibition Law 5760 – 2000 in connection with the Escrow Shares including with out limitation providing any documents and information required under law.

15.

This Agreement and its validity, construction and performance shall be governed by the laws of Israel, and the parties irrevocably submit to the exclusive jurisdiction of the Israeli courts for the area of Tel Aviv-Yafo and shall be binding upon the Escrow Agent and the Buyer and the Seller, and their respective legal representatives, successors and permitted assigns; provided, that any assignment or transfer by either the Buyer or the Seller of their rights under this Agreement or with respect to the Escrow Shares shall be void as against Escrow Agent unless (a) written notice of such assignment or transfer, and appropriate documentation indicating the identity of the assignee or transferee, shall be given to each of Escrow Agent, and (b) the assignee or transferee shall agree in writing, in form and substance satisfactory to Escrow Agent, to be bound by the provisions of this Agreement, and (c) Escrow Agent and the other party shall have consented to such assignment or transfer.

16.

Waiver of Conflict. The Seller hereby acknowledge that the Buyer has been and continue to be represented by Zysman, Aharoni, Gayer & Co., and by executing this Agreement gives its informed written consent to appointing Z.A.G Trust Company Ltd., as the Escrow Agent under this Agreement.

For and on Behalf of
On Track Innovations Ltd.

By: /s/ Oded Bashan —————————————— Oded Bashan, President & CEO

For Barun Electronics Co., Ltd.

By: /s/ Wan Gyun Choi —————————————— Wan Gyun Choi

For and on behalf of
Z.A.G. Trust Company Ltd.

By: /s/ Z.A.G. Trust Company Ltd. ——————————————

Z.A.G. Trust Company Ltd. 5 1 - 1 7 5 5 3 8 - 1

Exhibit 1

Buyer’s Signatories

On Track Innovations Ltd.

By: /s/ Oded Bashan —————————————— Oded Bashan, President & CEO

AND/OR

/s/ Guy Shafran —————————————— By: Guy Shafran, CFO

Seller’ Signatories

For Barun Electronics Co., Ltd.

By: /s/ Wan Gyun Choi —————————————— Wan Gyun Choi